FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2023 Board Election

PITTSBURGH, Nov. 16, 2023 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its 2023 election. One new member director from Pennsylvania was elected, one incumbent member director was reelected in Delaware, and two independent directors were reelected. The elected and reelected directors will begin their four-year terms on Jan. 1, 2024.

Newly Elected Pennsylvania Member Director

From Pennsylvania, one new member director was elected, Sheryl Jordan, Executive Vice President and Managing Director, Financial Institutions Group, PNC Bank, N.A. Jordan has 30 years of experience in the banking industry and has been with PNC since 2000, with previous roles at Strategic Partners Group as Sales Manager and Senior Vice President. Earlier roles include Treasury Sales Officer and Vice President at Bank of America and Management Associate at KeyCorp.

Ms. Jordan is an active member in PNC’s employee business resource groups, including Women Connect and the Pittsburgh African American group, as well as PNC’s mentoring programs. Ms. Jordan is also a champion of childhood education and development, and supports PNC’s Grow Up Great program, as well as the Greater Pittsburgh Food Bank. She holds a BA in Economics and Business Administration from the University of Pittsburgh and an MBA from Georgia State University.

Incumbent Directors Reelected

The reelected incumbent member director for Delaware is Pamela Asbury, Vice President, Genworth Life Insurance Company. The reelected incumbent independent directors are Louise M. Herrle and Angel L. Helm, who are both retired financial services professionals.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors

In addition to the elected directors listed above, FHLBank Pittsburgh’s Board of Directors for 2024 also includes: Barbara Adams, Thomas Bailey, Glenn R. Brooks, Romulo L. Diaz Jr., James V. Dionise, Blanche L. Jackson, H. Charles "Charlie" Maddy, III, Joseph W. Major, Brendan J. McGill, Thomas H. Murphy, Dr. Howard B. Slaughter Jr., and Jeane M. Vidoni. For more information about the Bank’s directors, visit www.fhlb-pgh.com/leadership.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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